Exhibit 99.1

          McMoRan EXPLORATION CO.  ANNOUNCES PURCHASE OF
         56 EXPLORATORY LEASES FROM SHELL OFFSHORE INC.

     NEW ORLEANS, LA, January 18, 2000 - McMoRan Exploration Co. (NYSE:MMR) announced today that it has purchased from Shell Offshore Inc. (Shell), a wholly owned subsidiary of Royal Dutch Petroleum Co. (NYSE:RD), Shell's interests in 56 exploratory leases containing approximately 260,000 gross acres located primarily in the Louisiana offshore Gulf of Mexico area. Shell retained an overriding royalty interest in each of the properties. The leases are located in water depths up to 1,978 feet, with the bulk of the leases in shallow water. Shell's ownership interests in the leases acquired ranged from 25 to 100 percent. McMoRan's acquisition of four of the leases is subject to preferential rights.
     In a joint statement James R. Moffett, Co-Chairman, and Richard C. Adkerson, Co-Chairman, President and Chief Executive Officer of McMoRan Exploration Co., said, "This transaction will significantly enhance MMR's presence on the continental shelf of the Gulf of Mexico where we have conducted oil and gas exploration, development, and production operations for more than 25 years. The Shell purchase, along with our previously announced transaction with Texaco and MMR's current lease inventory, gives us exploratory rights to approximately 170 blocks and 750,000 gross acres. We now have a substantial foundation for an aggressive exploration program with one of the broadest exploration acreage positions in the Gulf of Mexico held by an independent. We believe there are significant opportunities to discover meaningful oil and gas reserves by using advanced 3-D seismic data and other state-of-the-art technology in selecting exploration prospects. With our seasoned explorationists and our existing large data base, we are focused on providing our shareholders significant opportunities for growth."
      Dave Lawrence, Vice President Exploration and Development for Shell Exploration & Production Company, said, "This transaction continues our strategy of focusing on larger scale exploration opportunities in the Gulf of Mexico, primarily in deep water, while allowing us to retain an interest in exploratory acreage on the Louisiana Shelf."
     MMR is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the mining, purchasing, transporting, terminaling, and marketing of sulphur.

CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding development and acquisition activities. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil, natural gas and sulphur; drilling results; unanticipated fluctuations in flow rates of producing wells; oil, natural gas and sulphur reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in MMR's 1998 Form 10-K filed with the Securities and Exchange Commission.



A copy of this release is available by calling 1-800-469-1252 and on our web site at http://www.mcmoran.com.